Exhibit 99.1

                                January 30, 2008

                  CARROLLTON BANCORP ANNOUNCES SHARE REPURCHASE

BALTIMORE, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced that its Board of Directors authorized the repurchase of up to 300,000 common shares, or approximately 10.5% of its outstanding common stock. Repurchased shares will be available for general corporate purposes. Repurchases under the program will be made at the discretion of management based upon market conditions and other factors. The share repurchase program can be terminated by the Board at its discretion.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

For additional information, contact James M. Uveges, Chief Financial Officer,
(410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.